FOR IMMEDIATE RELEASE

ClearSign Combustion Corporation

Announces 2014 Results

SEATTLE, February 26, 2015 – ClearSign Combustion Corporation (NASDAQ: CLIR), today announced its results for the year ended December 31, 2014. As a result of its ongoing research and development progress, the Company incurred losses of $7,296,000 for 2014 as compared to losses of $5,301,000 in 2013. Research and development costs totaled $2,217,000 in 2014, net of $110,000 received from a group of interested parties to further our solid fuel research using our ECC™ technology, as compared to $1,851,000 for the same period in 2013 reflecting increased personnel levels and field development activities in 2014. General and administrative costs increased to $5,084,000 in 2014 as compared to $3,450,000 in 2013. This resulted primarily from the $943,000 cost of the termination of an employment agreement with our former CEO, the $350,000 increase in our business development activities, and the abandonment of $262,000 of previously pending patents resulting from greater analysis of cost beneficial jurisdictions.

Working capital at December 31, 2014 totaled $719,000, including cash and cash equivalents of $1,845,000. On February 10 and February 12, 2015, the Company completed an underwritten public offering of 2,990,000 shares of common stock, increasing total shares outstanding to 12,671,476 shares and resulting in net proceeds of approximately $16.3 million.

"I'm very pleased to be leading the ClearSign team after serving for three years on the board of directors and having spent a considerable portion of my career in the energy process and combustion industries," said Steve Pirnat, ClearSign Chairman and CEO. "These industries are understandably very methodical and diligent when approaching new technology. Nevertheless, ClearSign’s technologies enjoy considerable interest and enthusiasm among many of my colleagues and customers.

"Last Tuesday, we announced a major milestone at our field demonstration at Aera Energy LLC. We have achieved the project objectives of 5PPM NOx on a Once-Through Steam Generator used for Enhanced Oil Recovery at Aera's Belridge field operations outside Bakersfield, California. This is an important announcement for us, because we have now demonstrated ClearSign's Duplex™ technology operating under field conditions at a truly commercial scale of 42.5 MMBtu/h at a location that has among the most stringent NOx emissions standards in the world.

"In January, we announced that two refineries have selected ClearSign's Duplex technology for field demonstrations in process heaters of 12 and 15 MMBtu/h. We look forward to testing our technology with these customers in the coming months in what we think will be a very important market for the company.

"We were also pleased to report the conclusion of a very successful stock offering, raising over $16 million dollars in operating capital. Demand for the offering -- which we were able to price at very close to the market price for our stock -- was strong, including the full exercise of the underwriter's overallotment option soon after we closed.

“I am also pleased that Jeff Ott, the CEO of Quest Integrity Group, will join me on our board, replacing me in my previous position as an independent director. I have great respect for Jeff, having worked with him previously. His deep financial and energy industry knowledge will be an excellent complement to the strong skillset of the other members of our board. I think we will all benefit from his experience and counsel.

"Introducing new technologies to solve problems in well-established industries such as those we are addressing is a long-term mission, but one where the rewards and fulfillment could be great. We have enjoyed some initial successes and look forward to advancing the commercialization of our unique technologies."

A conference call discussing the release of the Company's results for the fourth quarter and fiscal year ended December 31, 2014 will be held today, February 26, 2015, at 4:30 PM Eastern Time. To listen to the conference call, you should dial 1-866-372-4653 (international: +1-412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Click here or visit ClearSign's Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10061207. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs, develops and markets technologies that drive to improve key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patent-pending Duplex™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the chemical, petrochemical, refinery, power and commercial boiler industries. For more information, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

For further information:

Media:

Alberto Gestri

Antenna Group for ClearSign

+1 415-464-6319

clearsign@antennagroup.com

Investor Relations:

+1 206-673-4848

investors@clearsign.com

ClearSign Combustion Corporation
Statements of Operations

	For the Year Ended December 31,
	2014	2013
Co-development revenue	$-	$93,000
Cost of co-development revenue	-	88,000

Gross profit	-	5,000

Operating expenses:
Research and development	2,217,000	1,851,000
General and administrative	5,084,000	3,450,000

Total operating expenses	7,301,000	5,301,000

Loss from operations	(7,301,000)	(5,296,000)
Interest income	5,000	11,000

Net Loss	$(7,296,000)	$(5,285,000)

Net Loss per share	$(0.77)	$(0.60)

ClearSign Combustion Corporation
Balance Sheets

	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$1,845,000	$2,688,000
Prepaid expenses	109,000	118,000
Total current assets	1,954,000	2,806,000

Fixed assets, net, and other assets	273,000	437,000
Patents and other intangible assets, net	2,372,000	1,459,000

Total Assets	$4,599,000	$4,702,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$253,000	$297,000
Accrued compensation and taxes	982,000	586,000
Total current liabilities	1,235,000	883,000
Long-term accrued compensation and taxes	372,000	-
Deferred rent	33,000	31,000
Total liabilities	1,640,000	914,000

Stockholders' Equity:
Common stock, 9,681,476 and 8,810,674 shares issued and
outstanding at December 31, 2014 and 2013, respectively	1,000	1,000
Additional paid-in capital	24,218,000	17,751,000
Accumulated deficit	(21,260,000)	(13,964,000)
Total stockholders' equity	2,959,000	3,788,000

Total Liabilities and Stockholders' Equity	$4,599,000	$4,702,000